Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

March 20, 2013

IntercontinentalExchange, Inc.,

2100 RiverEdge Parkway, Suite 500,

Atlanta, Georgia 30328.

Ladies and Gentlemen:

We have acted as counsel to IntercontinentalExchange, Inc., a Delaware corporation (“ICE”), in connection with the planned mergers pursuant to the Amended and Restated Agreement and Plan of Merger (the “Agreement”), dated as of March 19, 2013, by and among NYSE Euronext, a Delaware corporation (“NYSE”), ICE, IntercontinentalExchange Group, Inc. a Delaware corporation and wholly owned subsidiary of ICE (“Parent”), Braves Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Braves Merger Sub”), and Baseball Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Yankees Merger Sub”). The Agreement provides (i) Braves Merger Sub will be merged with and into ICE, with ICE as the surviving corporation (the “Braves Merger”), and (ii) NYSE will be merged with and into Yankees Merger Sub, with Yankees Merger Sub as the surviving corporation or, in certain circumstances, Yankees Merger Sub will be merged with and into NYSE, with NYSE as the surviving corporation (the “Yankees Merger” and, together with the Braves Merger, the “Mergers”). The Mergers are described in the proxy statement/prospectus and other proxy solicitation materials of Parent and the Company constituting a part thereof (the “Proxy Statement/Prospectus”), which is included in the registration statement filed on or about the date hereof on Form S-4 by Parent (the “Registration Statement”) in connection with the Mergers.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of common stock of ICE that exchange their common stock of ICE for common stock of Parent pursuant to the Braves Merger and to holders of common stock of NYSE that exchange their common stock of NYSE for cash, common stock of Parent, or cash and

IntercontinentalExchange, Inc.	-2-

common stock of Parent pursuant to the Yankees Merger, the statements set forth under the caption “Material United States Federal Income Tax Consequences of the Mergers” in the Proxy Statement/Prospectus included in the Registration Statement are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SULLIVAN & CROMWELL LLP